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                                  EXHIBIT 4.8

                    AMENDMENT NO. 2 TO THE RIGHTS AGREEMENT



     THIS AMENDMENT (this "Amendment") is made as of August 15, 2000, between Hawker Pacific Aerospace, a California corporation (the "Corporation"), and U.S. Stock Transfer Corporation (the "Rights Agreement"), with reference to the following facts:

     The Board of Directors (the "Board") of the Corporation, at a meeting of the Board duly called and held on August 15, 2000, authorized and directed that the Rights Plan, dated as of March 10, 1999 (the "Rights Plan"), between the Corporation and the Rights Agent be amended as provided in this Amendment.

     Accordingly, in consideration of the premises, the parties hereby agree as follows:

     1.  Certain Definitions.  Unless otherwise defined herein, all capitalized
         -------------------
terms used in this Amendment shall have the meanings ascribed to such terms in the Rights Agreement.

     2.  Amendment.  Paragraph (a) of Section 1 of the Rights Agreement is
         ---------
hereby amended to read in its entirety as follows:

             (a) "Acquiring Person" shall mean any Person (as defined herein) who or which, together with all Affiliates and Associates (as defined herein) of such Person, shall be the Beneficial Owner (as defined herein) of 20% or more of the then outstanding Common Shares (other than as a result of a Permitted Offer (as defined herein)) or was such a Beneficial Owner at any time after the date hereof, whether or not such person continues to be the Beneficial Owner of 20% or more of the then outstanding Common Shares. Nothwithstanding the foregoing, (A) the term "Acquiring Person" shall not include (i) the Corporation, (ii)
         any Subsidiary of the Corporation, (iii) any employee benefit plan of the Corporation or of any Subsidiary of the Corporation, (iv) any Person organized, appointed or established by the Corporation for or pursuant to the terms of any such plan, (v) any of the executive officers of Hawker Pacific Aerospace Limited, a United Kingdom company, a Subsidiary of the Corporation (the "Subsidiary Officers"), (vi) Melanie L. Bastian or any entity owned by or controlled by Melanie L. Bastian, (vii) Lufthansa Technik AG or any Affiliate or Associate of Lufthansa Technik AG, or (viii) any Person, who or which together with all Affiliates and Associates of such Person, who or which together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 20% or more of the then outstanding Common Shares as a result of the acquisition of Common Shares directly from the Corporation, and (B) no Person shall be deemed to be an "Acquiring Person" either (X) as a result of the acquisition of Common Shares by the Corporation which, by reducing the number of Common Shares outstanding, increases the proportional number of shares beneficially owned by such Person, together with all Affiliates and
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         Associates of such Person; except that if (i) a Person would become an
         Acquiring Person (but for the operation of this subclause X) as a result of the acquisition of Common Shares by the Corporation, and (ii) after such share acquisition by the Corporation, such Person, or an Affiliate or Associate of such Person, becomes the Beneficial Owner of any additional Common Shares, then such Person shall be deemed an Acquiring Person, or (Y) if the Board of Directors of the Corporation determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this Section 1(a), has become such, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this Section 1(a), then such Person shall not be deemed as "Acquiring Person" for any purposes of this Agreement.

     3.  No Other Effect.  This Amendment has been authorized in accordance with
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Section 27 of the Rights Plan.  Except as specifically set forth in Section 2 of this Amendment, the Rights Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, as of the date and year first above written.


Attest:                                    HAWKER PACIFIC AEROSPACE



By:    /s/  Daniel J. Lubeck               By:    /s/  David L. Lokken
    --------------------------------           -------------------------------
    Name:   Daniel J. Lubeck                   Name:   David L. Lokken
    Title:  Chairman of the                    Title:  President and
            Board and Secretary                        Chief Executive Officer

Attest:                                    U.S. STOCK TRANSFER CORPORATION



By:    /s/  Syed A. Hussaini               By:    /s/  Enrique Artaza
    --------------------------------           -------------------------------
    Name:   Syed A. Hussaini                   Name:   Enrique Artaza
    Title:  Assistant Vice President           Title:  Senior Vice President